SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                 under Section 12(g) of the Securities Exchange
                Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

                        Commission File Number 001-04085
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                                Primary PDC, Inc.
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             (Exact name of registrant as specified in its charter)

                       1265 Main Street, Waltham, MA 02451
                                 (781) 386-6505


  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, Par Value $1.00 per share
                    Series B Preferred Stock Purchase Rights
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            (Title of each class of securities covered by this Form)


                                      None

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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)             (X)          Rule 12h-3(b)(1)(i)        (X)
     Rule 12g-4(a)(1)(ii)            ( )          Rule 12h-3(b)(1)(ii)       ( )
     Rule 12g-4(a)(2)(i)             ( )          Rule 12h-3(b)(2)(i)        ( )
     Rule 12g-4(a)(2)(ii)            ( )          Rule 12h-3(b)(2)(ii)       ( )
                                                  Rule 15d-6                 ( )

Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, Primary PDC, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: April 6, 2004

                                 PRIMARY PDC, INC.

                                 By: /s/  Mark S. Stickel
                                     ------------------------
                                     Name:   Mark S. Stickel
                                     Title:  President